Exhibit 99.1
IP Strategy Holdings, Inc. Regains
Compliance with Nasdaq Listing Rule

GIG HARBOR, WA (Access Newswire) October 27, 2026 — IP Strategy Holdings, Inc. (the “Company”) (Nasdaq: IPST) today announced that it has regained compliance with Nasdaq Listing Rule 5250(c)(1), which requires Nasdaq-listed companies to timely file required periodic financial reports with the U.S. Securities and Exchange Commission (“SEC”).
On September 1, 2026, the Company received a notification from the Nasdaq Stock Market stating that it was not in compliance with Listing Rule 5250(c)(1) due to the delayed filing of its Form 10-Q for the period ending June 30, 2026.
On October 23, 2026, the Company filed its Form 10-Q for the period ended June 30, 2026 with the SEC. On October 26, 2026, Nasdaq staff notified the Company that it had regained compliance with Listing Rule 5250(c)(1), and that the matter had been closed with no further action required.
About IP Strategy Holdings, Inc.
IP Strategy Holdings, Inc. (Nasdaq:IPST) is the first Nasdaq-listed company to hold $DATA tokens, formerly $IP, as a primary treasury reserve asset and operate validator infrastructure for the DATA Network. The Company provides public market investors broad exposure to the AI-native data economy through a regulated equity vehicle. IP Strategy's treasury reserve enables direct participation in the DATA ecosystem, which supports the sourcing, verification, provenance and auditability of real-world data while enabling trusted attribution and commercialization of digital assets and AI training data.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of applicable federal securities laws. Forward-looking statements include statements other than historical facts and may be identified by terms such as “may,” “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” and similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers should review the risk factors and other disclosures in the Company’s filings with the SEC. The Company undertakes no obligation to update forward-looking statements except as required by law.
Investor Contact
ir@ipstrategy.co
Source: IP Strategy Holdings, Inc.